EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

     CATO REPORTS 2Q EPS UP 2% Provides 2Q and Updates 2016 Full Year Guidance

Charlotte, NC (August 18, 2016) – The Cato Corporation (NYSE: CATO) today reported net income of $15.9 million or $.57 per diluted share for the second quarter ended July 30, 2016, compared to net income of $15.6 million or $.56 per diluted share for the second quarter ended August 1, 2015. Net income increased 2% and earnings per diluted share increased 2% for the quarter. Sales for the second quarter were $236.7 million, or a decrease of 5% from sales of $249.2 million for the second quarter ended August 1, 2015. The Company’s same-store sales for the quarter decreased 6% to last year.

“Although same-store sales for the quarter were well below our expectations, our earnings per diluted share increased over last year primarily due to lower incentive compensation and favorable adjustments to the effective tax rate as a result of continuing tax initiatives,” stated John Cato, Chairman, President, and Chief Executive Officer. “Our expectations for the third quarter remain unchanged from what was included in the original guidance for the full year and reflect same store sales in the range of down 2% to flat and earnings per diluted share in the range of $.13 to $.18 versus $.30 last year. After adjusting our original 2016 guidance for second quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $2.32 to $2.41 versus $2.39 last year.”

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704)554-8510

Gross margin decreased 100 basis points to 37.0% as a percent of sales primarily due to higher buying, distribution and occupancy costs. SG&A expenses as a percent of sales increased 170 basis points to 28.6% during the quarter primarily due to increased store expenses offset by lower incentive compensation. The effective tax rate decreased to 11.6% versus the prior year of 37.5% due to favorable adjustments to the effective tax rate as a result of continuing tax initiatives. The Company ended the quarter with cash and short-term investments of $305.5 million.

During the second quarter, the Company opened one store and relocated two stores. The Company now expects to open 12 new stores during 2016, down from our last estimate of 23 stores due to a lack of shopping center development and increased competition for available space. As of July 30, 2016, the Company operated 1,373 stores in 33 states, compared to 1,358 stores in 32 states as of August 1, 2015.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED JULY 30, 2016 AND AUGUST 1, 2015

(Dollars in thousands, except per share data)

		Quarter Ended				Six Months Ended
	July 30,	%	August 1,	%	July 30,	%	August 1,	%
	2016	Sales	2015	Sales	2016	Sales	2015	Sales
REVENUES
Retail sales	$236,654	100.0%	$249,215	100.0%	$522,151	100.0%	$530,790	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,233	0.9%	2,054	0.8%	4,709	0.9%	4,378	0.8%
Total revenues	238,887	100.9%	251,269	100.8%	526,860	100.9%	535,168	100.8%
GROSS MARGIN (Memo)	87,595	37.0%	94,732	38.0%	209,119	40.0%	213,787	40.3%
COSTS AND EXPENSES, NET
Cost of goods sold	149,059	63.0%	154,483	62.0%	313,032	60.0%	317,003	59.7%
Selling, general and administrative	67,555	28.6%	67,111	26.9%	138,626	26.5%	135,695	25.6%
Depreciation	5,672	2.4%	5,554	2.2%	11,348	2.2%	10,928	2.1%
Interest and other income	(1,377)	-0.6%	(834)	-0.3%	(4,305)	-0.8%	(1,402)	-0.3%
Cost and expenses, net	220,909	93.4%	226,314	90.8%	458,701	87.8%	462,224	87.1%

Income Before Income Taxes	17,978	7.6%	24,955	10.0%	68,159	13.1%	72,944	13.7%
Income Tax Expense	2,091	0.9%	9,361	3.8%	16,398	3.1%	26,267	4.9%
Net Income	$15,887	6.7%	$15,594	6.3%	$51,761	9.9%	$46,677	8.8%

Basic Earnings Per Share	$0.57		$0.56		$1.86		$1.67
Diluted Earnings Per Share	$0.57		$0.56		$1.86		$1.67

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	July 30,	January 30,
	2016	2016
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$43,049	$67,057
Short-term investments	262,426	215,495
Restricted cash	4,483	4,472
Accounts receivable - net	34,136	36,610
Merchandise inventories	134,015	141,101
Other current assets	7,172	7,317

Total Current Assets	485,281	472,052

Property and equipment – net	134,270	138,303

Noncurrent Deferred Income
Taxes	9,911	10,280

Other assets	22,453	21,709

TOTAL	$651,915	$642,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$156,281	$179,437

Noncurrent Liabilities	53,327	50,242

Stockholders' Equity	442,307	412,665

TOTAL	$651,915	$642,344

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	9
(704) 554-8510